EXHIBIT 3.4


                                STATE OF DELAWARE
                            CERTIFICATE OF CORRECTION

                           Corporate Strategies, Inc.
            a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      1. The name of the corporation is Corporate Strategies, Inc.

      2. That a Certificate of Amended and Restated Certificate of Designation, Preferences and Rights of Series A Preferred Stock (Title of Certificate Being Corrected) of Corporate Strategies, Inc. was filed by the Secretary of State of Delaware on May 4, 2004 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

      3. The inaccuracy or defect of said Certificate to be corrected is as follows:

            (a) Article 2(a) - The liquidation preference is incorrect;

            (b) Article 3 - Paragraphs (a) and (b) contain certain inaccuracies relating to rights of stockholders.

      4. Articles 2 and 3 of the Certificate are corrected to read as follows:

            Article 2 - Reference in 2(a) to $1,000 should be deleted and replaced by $1,500.

            Article 3 - Sections 3(a) and 3(b) are deleted in their entirety and replaced with the language on Attachment 1 attached hereto.

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      IN WITNESS  WHEREOF,  said  Corporate  Strategies,  Inc.  has caused  this certificate to be signed by Timothy J. Connolly, its President (or Vice President) (or Chairman of the Board of Directors, or Vice Chairman of the Board of Directors) and attested by Peter Shukis, its Secretary (or Assistant Secretary), this /s/ 28th day of May, A.D. 2004.


                                       By:      /s/ Timothy J. Connolly
                                          --------------------------------------
                                                     Authorized Officer
                                       Name:    Timothy J. Connolly
                                            ------------------------------------
                                                Print or Type
                                       Title:   Chief Executive Officer
                                             -----------------------------------

                                       /S/ ATTESTED:     [ILLEGIBLE SIGNATURE]
                                                         /S/ Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:58 AM 06/01/2004
FILED 11:58 AM 06/01/2004
SRV 040404659 - 3504018 FILE


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

                                  ATTACHMENT I

3. Redemption.

      (a) All or any portion of the shares of Series A Preferred Stock of a holder may, at the option of the Corporation, be redeemed at a redemption price of $1,500.00 per share of Series A Preferred Stock (appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) plus an amount equal to all accrued and unpaid dividends on the Series A Preferred Stock (the "Redemption Price"). The Redemption Price shall be paid in lump sum on the Redemption Date. Any redemption of less than all the outstanding shares of Series A Preferred Stock shall be pro rata as to all the holders of shares of Series A Preferred Stock.

      (b) At such time that the Corporation desires to redeem any shares of Series A Preferred Stock, and there are legally available funds therefor, the Corporation shall provide written notice (each, a "Redemption Notice") to the holders of Series A Preferred Stock stating the number of shares of Series A Preferred Stock it intends to redeem. The shares so designated in the Redemption Notice to be redeemed, shall be so redeemed no later than the fifteenth (15) day following the date of the Redemption Notice, such date being referred to as the "Redemption Date." On the Redemption Date, the Corporation shall deliver to the holder of stock being redeemed the applicable Redemption Price and the holder shall deliver to the Corporation the certificates evidencing all or such portion of the stock for which such holder has received the redemption payment (or a lost share affidavit), duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The holders of Series A Preferred Stock that are the subject of a Redemption Notice issued by the Corporation shall be entitled to retain their shares until the Redemption Price is paid by the Corporation to such holder for the applicable shares. In connection herewith, the holders shall retain ownership of, and all rights and preferences attaching to, the portion of the Series A Preferred Stock that has not been paid for by the Corporation. The holders of shares of Series A Preferred Stock that are subject to redemption shall retain all rights as a Series A Preferred Stockholder until the full Redemption Price for the shares being redeemed has been paid by the Corporation. Nothing in this Section shall affect the shares of Series A Preferred Stock that the Corporation elects not to redeem.

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